Exhibit 99.1

BANKRATE APPOINTS STEVEN BARNHART INTERIM

CHIEF FINANCIAL OFFICER

Announces SEC Investigation Relating to 2012 Financial Reporting

Audit Committee Concludes Non Reliance on 2011-2013 Financial Statements

Pending Review

NEW YORK, September 15, 2014 – Bankrate, Inc. (NYSE: RATE) today announced the appointment of Steven D. Barnhart, as interim Chief Financial Officer, effective immediately.

He succeeds Edward J. DiMaria, Senior Vice President and Bankrate’s current Chief Financial Officer.  Mr. Barnhart was most recently Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores.  Prior to that, he was CFO at Bally Total Fitness, where he oversaw the finance and technology functions.  From 2003 to 2009, Mr. Barnhart served in various executive leadership roles at Orbitz Worldwide, including Chief Financial Officer, President and then Chief Executive Officer.  From 1990 to 2003, Mr. Barnhart served in various finance and strategy roles for PepsiCo, and as Finance Director, Southeast Business Unit, The Pepsi Bottling Group.  He graduated from the University of Chicago with a Bachelor of Arts degree in Economics and an MBA in Finance from the Booth School of Business.  Mr. Barnhart currently serves as the lead Independent Director on the Board of USA Technologies, a leader in cashless payment solutions for the small ticket, unattended retail market.

Mr. Barnhart will report to Bankrate’s President and Chief Executive Officer Kenneth S. Esterow.

“Steve brings to Bankrate deep financial and operating experience with online commerce and consumer services companies,” said Mr. Esterow.  “We look forward to his contribution.”

Mr. DiMaria has resigned his position as Chief Financial Officer of Bankrate.  He will remain a Senior Vice President of Bankrate.

Bankrate also announced that the Securities and Exchange Commission (the “SEC”) is conducting a non-public formal investigation relating to the Company’s financial reporting during 2012, with the principal focus on the quarters ending March 31, 2012 and June 30, 2012.  The investigation is examining three accruals of revenue totaling approximately $781,000 in the aggregate and two adjustments to reduce accrued expenses totaling approximately $850,000 in the aggregate.  All of these entries were made during the close process for the second quarter of 2012.  The investigation is also examining, among other things, (1) the timing and classification of additional entries relating to certain expenses, expense accruals and credits in the second quarter and other periods in 2012; (2) an entry originally made in the third quarter of 2011 establishing an allowance of $460,000 for anticipated customer credits in the Insurance business that was ultimately reversed in the first quarter of 2012; and (3) revenue and expense adjustments totaling $225,000 in May 2012 that were reversed in June 2012. The investigation is examining whether accounting entries in these periods may have improperly impacted the Company’s reported results, including relative to market expectations at such time.

In connection with the examination of the matters described above and developments in the ongoing SEC investigation, on September 14, 2014, Bankrate’s Audit Committee, which is comprised entirely of independent outside directors, concluded that the Company’s previously issued financial statements for each of fiscal years 2011, 2012 and 2013 should no longer be relied upon pending the conclusion of a full internal review of these matters, which is ongoing.  The Audit Committee is retaining additional counsel and independent forensic accountants, who will be assisted in this review by Mr. Barnhart.

The Company is providing documents and information in response to the SEC’s requests and is endeavoring to reach a resolution of the matter.

It is not possible to predict when matters relating to the SEC investigation or Bankrate’s review of the financial statements referenced above will be completed, the final outcome of the SEC investigation or financial statement review, and what if any actions may be taken by Bankrate or the SEC.

About Bankrate, Inc.

Bankrate is a leading publisher, aggregator, and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, CreditCards.com and InsuranceQuotes.com, our flagship websites, and other owned and operated personal finance websites, including Caring.com, Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, Nationwide Card Services, CarInsuranceQuotes.com, InsureMe, CreditCards.ca, and NetQuote.com. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of nearly 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing on average over three million pieces of information daily. Bankrate develops and provides web services to over 80 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, AOL, CNBC, and Bloomberg. In addition, Bankrate licenses editorial content to over 500 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times, and The Boston Globe.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Bankrate that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control.  Actual results may differ materially from what we currently expect because of many risks and uncertainties, including but not limited to:  the uncertainty surrounding the timing and results of the Company’s internal review; the timing and outcome of the SEC’s investigation; the potential impact on the Company’s business and stock price of any announcements regarding the Company’s internal review or the SEC’s investigation; risks relating to litigation and regulatory proceedings; uncertainties relating to relations with customers; and general economic and capital markets conditions.  For more information about factors that could cause actual results to differ materially from our expectations, refer to Bankrate's reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in Bankrate's Annual Report on Form 10-K for the year ended December 31, 2013. These documents are available on the SEC's website at www.sec.gov.  Bankrate undertakes no obligation to update or revise forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

For more information contact:

Investors

Kenneth S. Esterow

President and Chief Executive Officer

(917) 368-8600

Media

Mike Pascale/Carina Davidson

The Abernathy MacGregor Group for Bankrate

mmp@abmac.com/ccd@abmac.com

(212) 371-5999